UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 8, 2023

ADIENT PLC
(Exact name of registrant as specified in its charter)

Ireland	001-37757	98-1328821
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3 Dublin Landings, North Wall Quay Dublin 1, Ireland D01 H104
(Address of principal executive offices)

Registrant’s telephone number, including area code: 734-254-5000

Not applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading symbol(s)	Name of exchange on which registered
Ordinary Shares, par value $0.001	ADNT	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17     CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Retirement

On November 8, 2023, Adient plc (“Adient”) announced that Douglas G. Del Grosso will retire as its President and Chief Executive Officer and as a director of Adient, effective as of December 31, 2023. Adient would like to thank Mr. Del Grosso for his many years of service to the company and wishes him well in retirement.

Appointment of new Chief Executive Officer and new Chief Financial Officer

Jerome J. Dorlack, who has been serving as Adient’s Executive Vice President and Chief Financial Officer since 2022, will become President and Chief Executive Officer and be appointed as a director of Adient, effective as of January 1, 2024, and will assume the duties as principal executive officer of Adient at that time. Mr. Dorlack, age 43, previously served as Vice President and Chief Purchasing Officer of Adient from 2018 to 2019. Prior to joining Adient, he served as Senior Vice President and President, Electrical Distribution System and President, South America of Aptiv plc from 2017 to 2018, and Vice President, Powertrain Systems and General Manager, Global Powertrain Products of Delphi Automotive plc from 2016 to 2017. Prior to that, Mr. Dorlack served as Executive Vice President – Global Procurement of ZF Friedrichshafen from 2015 to 2016, and Vice President, Global Purchasing, Supplier Development and Logistics of ZF Friedrichshafen from 2013 to 2015.

Effective January 1, 2024, Mr. Dorlack’s annual base salary will be increased to $950,000; his target bonus award for fiscal year 2024 under Adient’s Annual Incentive Plan will be increased to 155% of his annual base salary; and his target award for fiscal year 2024 established pursuant to Adient’s Long-Term Incentive Plan will be a prorated amount equal to $7,250,000 in the aggregate. At the same time, Mr. Dorlack will receive a restricted stock unit award (the “Replacement RSU Award”) pursuant to Adient’s 2021 Omnibus Incentive Plan in replacement of 30% of his salary for calendar year 2024 in connection with a salary reduction program, which is being done to further Adient’s commitment to aligning pay with performance and the interests of Adient’s chief executive officer with the interests of its shareholders. The Replacement RSU Award will have a grant date of January 1, 2024, and a grant date fair value in an amount equal to 30% of his salary as in effect at the time of grant. The terms of the Replacement RSU Award will be reflected in a form of Restricted Shares or Restricted Share Unit Award Agreement that was previously approved for use in granting a salary replacement restricted stock unit award to Mr. Del Grosso, as disclosed in Adient’s Current Report on Form 8-K dated as of September 22, 2022. The Replacement RSU Award granted to Mr. Dorlack will vest upon the one-year anniversary of the grant date (subject to continued vesting upon an involuntary termination without cause, or accelerated vesting upon death or disability). Mr. Dorlack’s existing Key Executive Severance and Change of Control Agreement with Adient, in substantially the form filed as Exhibit 10.21 to Adient’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 (the “2022 Form 10-K”), will also remain in effect.

In connection with Mr. Dorlack’s elevation to President and Chief Executive Officer, Mark A. Oswald will become Executive Vice President and Chief Financial Officer, also effective January 1, 2024, and will assume the duties as principal financial officer of Adient at that time. Since 2020, Mr. Oswald, age 57, has served as Vice President, Treasurer, Investor Relations and Corporate Communications of Adient. Prior to that, Mr. Oswald was Adient’s Vice President Investor Relations and Corporate Communications from 2018 to 2020 and Vice President Investor Relations from 2016 to 2018. Mr. Oswald held various investor relations and finance roles with General Motors, TRW Automotive and Ford Motor Company from 1994 to 2016.

Effective January 1, 2024, Mr. Oswald’s annual base salary will be increased to $600,000; his target bonus award for fiscal year 2024 under Adient’s Annual Incentive Plan will be increased to 100% of his annual base salary; and his target award for fiscal year 2024 established pursuant to Adient’s Long-Term Incentive Plan will be a prorated amount equal to $1,200,000 in the aggregate. Additionally, Mr. Oswald and Adient will enter into a Key Executive Severance and Change of Control Agreement and the indemnification agreements Adient has entered into with each of its other officers, in substantially the forms filed as Exhibits 10.21, 10.3 and 10.4, respectively, to the 2022 Form 10-K.

There are no arrangements or understandings between Messrs. Dorlack or Oswald and any other persons pursuant to which they were selected as officers of Adient, they do not have any family relationships with any of Adient’s directors or executive officers, and they do not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Del Grosso’s retirement and the appointments of Mr. Dorlack and Mr. Oswald is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX
Exhibit No.	Exhibit Description
99.1	Adient plc Press Release dated November 8, 2023.
104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADIENT PLC
Date: November 8, 2023	By:	/s/ Heather M. Tiltmann
	Name:	Heather M. Tiltmann
	Title:	Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary